[LOGO OMITTED]

                              HOME FEDERAL BANCORP
                             501 Washington Street
                            Columbus, Indiana 47201
                                 (812) 522-1592

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                          To Be Held On April 22, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of Home Federal Bancorp (the "Corporation") will be held at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on Tuesday, April 22, 2003, at 3:00 P.M., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of two directors of the Corporation for terms expiring in 2006.

     2. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 10, 2003, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the six months ended December 31, 2002, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.


                                            By Order of the Board of Directors



                                            /s/ John K. Keach, Jr.
                                            John K. Keach, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer

Columbus, Indiana
March 24, 2003


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. HOME FEDERAL BANCORP

                              HOME FEDERAL BANCORP
                             501 Washington Street
                            Columbus, Indiana 47201
                                 (812) 522-1592

                                ---------------
                                PROXY STATEMENT
                                ---------------

                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 April 22, 2003

     This Proxy Statement is being furnished to the holders of common stock, without par value ("Common Stock"), of Home Federal Bancorp ("the Corporation"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held at 3:00 p.m., Eastern Standard Time, at the Hampton Inn, 247 N. Sandy Creek Drive, Seymour, Indiana, on April 22, 2003, and at any and all adjournments of such meeting. The principal asset of the Corporation consists of 100% of the issued and outstanding shares of Common Stock, $.01 par value per share, of HomeFederal Bank (the "Bank"), an Indiana commercial bank based in Columbus, Indiana. This Proxy Statement is expected to be mailed to Shareholders on or about March 24, 2003.

     A Notice of Annual Meeting and form of proxy accompany this Proxy Statement. Any Shareholder giving a proxy has the right to revoke it by delivering written notice to the Secretary of the Corporation, by filing a later proxy, or in person at the meeting, at any time before such proxy is exercised. All proxies will be voted in accordance with the directions of the Shareholder and, to the extent no directions are given, will be voted "for" item 1.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only Shareholders of record at the close of business on March 10, 2003 (the "Voting Record Date"), will be eligible to vote at the Annual Meeting or at any adjournment thereof. Such Shareholders are entitled to one vote for each share then held. As of that date, the Corporation had 4,237,484 shares of the Corporation's Common Stock issued and outstanding. A majority of the votes entitled to be cast, in person or by proxy, at the Annual Meeting is necessary for a quorum. In determining whether a quorum is present, Shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     Management knows of no person who held more than 5% of the outstanding shares of the Corporation's Common Stock on March 10, 2003, other than the following:

                                    Number of Shares of
   Name and Address of                 Common Stock               Percent of
     Beneficial Owner               Beneficially Owned               Class
--------------------------------    -------------------           -----------
Dimensional Fund Advisors Inc.          220,880 (1)                  5.2%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401

Heartland Advisors, Inc.                268,250 (2)                  6.3%
   789 North Water Street
   Milwaukee, WI  53202

Lawrence E. Hiler                       286,537 (3)                  6.8%
   P.O. Box 148
   Walkerton, IN  46574

John K. Keach, Jr.                      241,030 (4)                  5.5%
   501 Washington Street
   Columbus, IN  47201
------------------
(1) This information is based on a Schedule 13G filed by the Shareholder with the Securities and Exchange Commission and dated February 3, 2003, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Dimensional Fund Advisors Inc. is a registered investment advisor and the shares shown above are held in its investment advisory funds.
(2) The information is based on an amendment to a Schedule 13G Report filed by the Shareholder with the Securities and Exchange Commission and dated February 12, 2003, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing. Heartland Advisors, Inc. is a registered investment advisor and the shares shown above are held in its investment advisory accounts, including Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company which holds more than 5% of the Corporation's outstanding shares. William J. Nasgovitz joined in the Schedule 13G Report as President and a principal shareholder of Heartland Advisors, Inc. and as an officer and director of Heartland Group, Inc.
(3) The information is based on a Schedule 13D Report filed by the Shareholder with the Office of Thrift Supervision on July 26, 1991, but otherwise does not reflect any changes in those shareholdings which may have occurred since the date of such filing, except for changes resulting from the Corporation's stock splits and repurchase programs.
(4) Includes 59,562 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife and children, 143,613 shares subject to stock options granted under the Corporation's stock option plans, and 17,335 whole shares allocated as of December 31, 2002, to Mr. Keach's account under the Home Federal Bancorp Employees' Salary Savings Plan (the "401(k) Plan"). Does not include stock options for 17,687 shares which are not exercisable within a period of 60 days following the Voting Record Date.


                       PROPOSAL I -- ELECTION OF DIRECTORS

     The Corporation's Board of Directors currently consists of seven members. The Corporation's By-laws provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. The two nominees for election as a director this year are Harvard W. Nolting, Jr. and John M. Miller, each of whom currently serves as a director. Messrs. Nolting and Miller each have been nominated to serve for a three-year term ending in 2006.

     The following table sets forth certain information regarding the nominees for election as a director and each director continuing in office after the Annual Meeting. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies as to which authorization is withheld) will be voted at the Annual Meeting for the election of the nominees identified below. If any nominee is unable or declines to serve (an event which the Board of Directors does not anticipate), the proxies will have discretionary authority to vote for a substitute nominee named by the Board of Directors if the Board elects to fill such nominee's position. The table also sets forth the number of shares of the Corporation's Common Stock beneficially owned by certain executive officers of the Corporation and by all directors and executive officers of the Corporation as a group.

                                                                                                         Shares of
                                                    Positions         Director   Director               Common Stock
                                                      Held             of the     of the       Term     Beneficially    Percent
                                                    With the            Bank    Corporation     to        Owned on        of
Name                               Age            Corporation           Since      Since      Expire    3/10/03 (1)      Class
------------------------------     ---      ------------------------- --------  -----------   ------   --------------   -------
Director Nominees
Harvard W. Nolting, Jr.            63               Director            1988       1990        2006       67,714(2)       1.6%
John M. Miller                     52               Director            2002       2002        2006       18,000(3)          *

Directors Continuing In Office
John T. Beatty                     52               Director            1991       1992        2004       27,941(4)          *
Harold Force                       51               Director            1991       1992        2004       31,326(5)          *
John K. Keach, Jr.                 51        Chairman of the Board,     1990       1990        2005      241,030(6)        5.5%
                                                 President and
                                            Chief Executive Officer
David W. Laitinen, MD              50               Director            1990       1990        2005       57,252(7)        1.3%
Gregory J. Pence                   46               Director            1999       1999        2004      151,115(8)        3.5%

Executive Officers
Gerald L. Armstrong                63       Executive Vice President                                     110,897(9)        2.6%
Charles R. Farber                  53       Executive Vice President                                      10,629(10)         *
S. Elaine Pollert                  43       Executive Vice President,                                    100,712(11)       2.3%
                                                 Retail Banking
Lawrence E. Welker                 55       Executive Vice President,                                    164,879(12)       3.8%
                                             Chief Financial Officer,
                                             Treasurer and Secretary

All executive officers and
directors as a group (11 persons)                                                                      1,017,720(13)      21.4%

----------------------------------
*    Less than 1%.
(1) Includes shares beneficially owned by members of the immediate families of the directors, director nominees, or executive officers residing in their homes. Unless otherwise indicated, each nominee, director or executive officer has sole investment and/or voting power with respect to the shares shown as beneficially owned by him or her.
(2) Includes 12,879 shares subject to stock options granted under the Corporation's stock option plans.
(3) Includes 500 shares held by wife and children and stock options for 13,500 shares granted under one of the Corporation's stock option plans.
(4) Includes 11,687 shares held jointly by Mr. Beatty and his wife and 16,254 shares subject to stock options granted under the Corporation's stock option plans.
(5) Includes 225 shares held jointly by Mr. Force and his wife, and 16,254 shares subject to stock options granted under the Corporation's stock option plans.
(6) Includes 59,562 shares held jointly by Mr. Keach and his wife, 19,562 shares held by his wife and children, 143,613 shares subject to stock options granted under the Corporation's stock option plans, and 17,335 whole shares allocated as of December 31, 2002, to Mr. Keach's account under the 401(k) Plan. Does not include stock options for 17,687 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(7) Includes 25,476 shares held jointly by Dr. Laitinen and his wife, 15,522 shares held by Mrs. Laitinen for their children, and 16,254 shares subject to stock options granted under the Corporation's stock option plans.
(8) Includes 50,183 shares held by Mr. Pence's wife for the benefit of their children, 67,005 held by a corporation of which Mr. Pence is a director and owner, 10,066 shares held jointly with Mr. Pence's wife, and 13,500 shares subject to a stock option granted under the Corporation's 1995 Stock Option Plan.
(9) Includes 58,089 shares subject to stock options granted under the Corporation's stock option plans and 11,111 whole shares allocated as of December 31, 2002, to Mr. Armstrong's account under the 401(k) Plan. Does not include stock options for 38,561 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(10) Includes 9,568 shares subject to stock options granted under one of the Corporation's stock option plans. Does not include stock options for 10,432 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(11) Includes 84,503 shares subject to stock options granted under the Corporation's stock option plans and 4,226 whole shares allocated as of December 31, 2002, to Ms. Pollert's account under the 401(k) Plan. Does not include stock options for 28,184 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(12) Includes 139,385 shares subject to stock options granted under the Corporation's stock option plans and 3,553 whole shares allocated as of December 31, 2002, to Mr. Welker's account under the 401(k) Plan. Does not include stock options for 2,770 shares which are not exercisable within a period of 60 days following the Voting Record Date.
(13) Includes 523,799 shares subject to stock options granted under the Corporation's stock option plans and 36,225 whole shares allocated as of December 31, 2002, to the accounts of participants in the 401(k) Plan. Does not include stock options for 97,634 shares which are not exercisable within a period of 60 days following the Voting Record Date.


     The business experience of each of the above directors and director nominees for at least the past five years is as follows:

     John T. Beatty is President and Treasurer of Beatty Insurance, Inc.

     Harold Force has been President of Force Construction Company, Inc. since 1976.

     John K. Keach, Jr. has been employed by the Bank since 1974. In 1985, he was elected Senior Vice President - Financial Services, in 1987 he became Executive Vice President, and in 1988 he became President and Chief Operating Officer. In 1994, he became President and Chief Executive Officer. In 1999, he was appointed Chairman of the Board of Directors of the Corporation.

     David W. Laitinen, MD has been an orthopedic surgeon in Seymour, Indiana since 1983.

     John M. Miller has served as President of Best Beers, Inc. (beer distributor) in Bloomington, Indiana, for more than five years.

     Harvard W. Nolting, Jr. was a co-owner of Nolting Foods, Inc. (grocery chain) for over 30 years before his retirement in 1994.

     Gregory J. Pence is President of Kiel Brothers Oil Co., Inc. and KP Oil, Inc. (wholesale petroleum distributors, convenience store retailing and property management).

     Directors will be elected upon receipt of a plurality of votes cast at the Annual Meeting. Plurality means that individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.


Meetings and Committees of the Board of Directors of the Corporation

     The Board of Directors meetings are generally held on a monthly basis. The Board of Directors held a total of six meetings during the six months ended December 31, 2002. No incumbent director attended fewer than 75% of the sum of the meetings of the Board of Directors held while he served as a director and the meetings of committees on which he served during that period.

     The Audit Committee, comprised of Messrs. Beatty (Chairman), Miller, Force, Nolting, Jr., Pence and Dr. Laitinen, recommends the appointment of the Corporation's independent accountants in connection with its annual audit, and meets with them to outline the scope and review the results of such audit. That committee met two times during the six months ended December 31, 2002.

     The Board of Directors of the Corporation has a Compensation Committee, the members of which are Messrs. Nolting, Jr. (Chairman), Miller and Dr. Laitinen, which reviews payroll costs and salary recommendations and sets salary guidelines. During the six months ended December 31, 2002, the Compensation Committee met one time.

     The Corporation's Stock Option Committee administers the Corporation's stock option plans. It met one time during the six months ended December 31, 2002. Its members are all of the directors except Mr. Keach, Jr.

     The Corporation's Nominating and Governance Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating and Governance Committee held one meeting during the six months ended December 31, 2002. The members of the Nominating and Governance Committee for the 2003 Annual Meeting were Messrs. Pence (Chairman), Force, Nolting, and Dr. Laitinen, although Mr. Nolting abstained from the vote of the Committee nominating the current director nominees. The Nominating and Governance Committee will consider the nomination of any Shareholder of the Corporation entitled to vote for the election of directors at the meeting who has given timely notice in writing to the Secretary of the Corporation as provided in the Corporation's By-laws. To be timely, a Shareholder's notice must be delivered to or mailed and received by the Secretary of the Corporation not less than 60 days prior to the meeting, unless less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to Shareholders (which notice or public disclosure shall include the date of the Annual Meeting specified in publicly-available By-laws, if the Annual Meeting is held on such date), in which case the notice by a Shareholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Corporation's financial statements for the six months ended December 31, 2002, included in the Corporation's Shareholder Annual Report accompanying this Proxy Statement ("2002 Audited Financial Statements"):

          The Committee has reviewed and discussed the Corporation's 2002 Audited Financial Statements with the Corporation's management.

          The Committee has discussed with its independent auditors (Deloitte & Touche LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Corporation's financial statements. Deloitte & Touche LLP did not use any employees other than its full-time permanent employees on its audit of the Corporation's 2002 Audited Financial Statements.

          The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditors' independence from the Corporation and its related entities) and has discussed with the auditors the auditors' independence from the Corporation. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors' independence.

          Based on review and discussions of the Corporation's 2002 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that the
     Corporation's 2002 Audited Financial Statements be included in the Corporation's Transition Report on Form 10-K for the six months ended December 31, 2002.

          This Report is respectfully submitted by the Audit Committee of the Corporation's Board of Directors.

                             Audit Committee Members
                             -----------------------
                                 John T. Beatty
                                 John M. Miller
                                  Harold Force
                              David W. Laitinen, MD
                             Harvard W. Nolting, Jr.
                                Gregory J. Pence

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.


Management Remuneration and Related Transactions

     Joint Report of the Compensation Committee and the Stock Option Committee

     The Compensation Committee of the Board of Directors was comprised during the six months ended December 31, 2002, of Messrs. Nolting, Jr. (Chairman), Miller and Dr. Laitinen. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of the Corporation's executive officers are approved by the full Board of Directors. In the six months ended December 31,
2002, there were no modifications to Compensation Committee actions and recommendations made by the full Board of Directors. In approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time the Compensation Committee reviews information provided to it by independent compensation consultants in making its decisions.

     The Corporation's Stock Option Committee administers the Corporation's stock option plans. Its members are all of the Corporation's outside directors.

     The objectives of the Compensation Committee and the Stock Option Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Corporation's long-term success;

     (2)  reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of Shareholders by granting stock options which will become more valuable to the executives as the value of the Corporation's shares increases.

     At present, the Corporation's executive compensation program is comprised of base salary, annual bonuses, and long-term incentive bonuses in the form of stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance.

     Base Salary and Bonuses. Base salary levels of the Corporation's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Compensation Committee also takes into account individual experience and performance. Bonuses are paid if the Corporation achieves certain financial goals.

     Mr. Keach, Jr. was the Corporation's Chief Executive Officer throughout the six months ended December 31, 2002. Mr. Keach, Jr.'s salary was increased from $305,250 in fiscal 2001 to $325,238 for the fiscal year ended June 30, 2002, and $167,738 for the six months ended December 31, 2002. Mr. Keach, Jr. received a bonus of $48,786 in the twelve months ended June 30, 2002, compared to no bonus for fiscal 2001. He received a bonus of $37,741 for the six months ended December 31, 2002. In recommending these increases, the Compensation Committee considered the Corporation's financial performance for the prior fiscal year.

     Stock Options. The Corporation's stock option plans serve as long-term incentive plans for executive officers and other key employees. These plans align executive and Shareholder long-term interests by creating a strong and direct link between executive pay and Shareholder return, and enable executives to acquire a significant ownership position in the Corporation's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Option Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Corporation.

     Mr. Keach, Jr. received no grant of stock options during the six months ended December 31, 2002, but received an award of stock options for 25,000 shares of Common Stock during the fiscal year ended June 30, 2002.

     Finally, the Committee notes that Section 162(m) of the Internal Revenue Code, in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

     The Compensation Committee and the Stock Option Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Corporation's Shareholders. As performance goals are met or exceeded, most probably resulting in increased value to Shareholders, executives are rewarded commensurately. The Committee believes that compensation levels for the six months ended December 31, 2002, for executives and for the Chief Executive Officer adequately reflect the Corporation's compensation goals and policies.

   Compensation Committee Members        Stock Option Committee Members
   ------------------------------        ------------------------------
       Harvard W. Nolting, Jr.              John T. Beatty
       David W. Laitinen, MD                John M. Miller
       John M. Miller                       Harold Force
                                            David W. Laitinen, MD
                                            Harvard W. Nolting, Jr.
                                            Gregory J. Pence



     Remuneration of Named Executive Officers

     During the last three fiscal years, no cash compensation was paid directly by the Corporation to any of its executive officers. Each of such officers was compensated by the Bank.

     The following table sets forth information as to annual, long-term and other compensation for services in all capabilities to the Corporation and its subsidiaries for the six months ended December 31, 2002, and the two prior fiscal years of (i) the individual who served as chief executive officer of the Corporation during the six months ended December 31, 2002, and (ii) each other executive officer of the Corporation serving as such during the six months ended December 31, 2002, whose salary and bonuses for the twelve months ended December 31, 2002, exceeded $100,000 (the "Named Executive Officers").

                                                Summary Compensation Table

                                                                                             Long Term Compensation
                                                              Annual Compensation                    Awards
                                                  ------------------------------------------ ----------------------
                                                                                   Other                                  All
Name and                           Fiscal                                         Annual     Restricted  Securities      Other
Principal Position                  Year                                          Compen-       Stock    Underlying     Compen-
During Last Fiscal Year            Ended          Salary($)(1)    Bonus($)(2)   sation($)(2)   Award($)  Options(#)   sation($)(3)
---------------------------  -----------------    ------------    -----------  ------------- ----------- ----------  -------------
John K. Keach, Jr.           Dec. 31, 2002 (4)      $167,738        $37,741         --           --            --       $  794
  Chairman of the Board,     June 30, 2002          $325,238        $48,786         --           --        25,000       $3,098
  President and              June 30, 2001          $305,250             --         --           --        17,500       $2,876
  Chief Executive Officer

Gerald L. Armstrong          Dec. 31, 2002 (4)      $ 32,200        $ 3,381         --           --            --       $  966
  Executive Vice             June 30, 2002          $142,400        $16,500         --           --        20,000       $2,136
  President                  June 30, 2001          $153,000             --         --           --        12,500       $2,900

Lawrence E. Welker           Dec. 31, 2002 (4)      $ 77,250        $ 8,111         --           --           --        $1,041
  Executive Vice President   June 30, 2002          $151,250        $20,000         --           --       20,000        $2,269
  Chief Financial Officer,   June 30, 2001          $145,000             --         --           --       12,500        $2,451
  Treasurer and Secretary

S. Elaine Pollert            Dec. 31, 2002 (4)      $ 74,500        $ 7,823         --           --           --        $1,117
  Executive Vice President,  June 30, 2002          $145,500        $20,000         --           --       20,000        $2,183
  Retail Banking             June 30, 2001          $136,000             --         --           --       12,500        $2,160

Charles R. Farber            Dec. 31, 2002 (4)      $ 87,500        $ 9,188         --           --           --            --
  Executive Vice
  President (5)

---------------------------
(1) Includes amounts deferred by the Corporation's executive officers pursuant to ss.401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), under the 401(k) Plan.
(2) Each Named Executive Officer of the Corporation receives certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(3) Includes the Bank's contributions on behalf of the Named Executive Officers to the 401(k) Plan.
(4)  Includes compensation only for the six months ended December 31, 2002.
(5)  Mr. Farber joined the Corporation in March of 2002.


     Stock Options

     The following table includes information relating to the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2002. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock.


   Outstanding Stock Option Grants and Value Realized as of December 31, 2002

                               Number of
                         Securities Underlying               Value of
                          Unexercised Options          In-the-Money Options
                        at December 31, 2002(#)      at December 31, 2002($)(1)
                      ---------------------------   ---------------------------
Name                  Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------   -----------   -------------   -----------   -------------
John K. Keach, Jr.      143,613        17,687       $  856,054       $ 53,538
Gerald L. Armstrong      58,089        38,561       $  291,266       $137,979
Lawrence E. Welker      139,385         2,770       $1,085,698             --
S. Elaine Pollert        84,503        28,184       $  475,055       $180,767
Charles R. Farber         9,568        10,432       $   31,096       $ 33,904
-----------------------
(1) Amounts reflecting gains on outstanding in-the-money options are based on the December 31, 2002, closing price for the stock, which was $24.15.


     No options were exercised by or granted to the Named Executive Officers during the six months ended December 31, 2002.

     Employment Agreements

     The Bank has three-year employment contracts with the following executive officers: Lawrence E. Welker, John K. Keach, Jr., S. Elaine Pollert and Charles
R. Farber (collectively, the "Employees"). The Corporation has guaranteed the Bank's obligations under these contracts. The contracts can be extended annually for additional one-year terms to maintain a three-year term unless notice is properly given by either party to the contract, and have been so extended. The Employees receive their current salary, which salary is subject to increases approved by the Board of Directors. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to Bank employees. The Employees may terminate their employment upon 30 days written notice to the Bank. The Bank may discharge the Employees for "cause" (generally, dishonesty, incompetence, forms of misconduct, or certain legal violations) at any time or in certain events specified by banking regulations. Upon termination of an Employee's employment by the Bank for other than cause or in the event of termination by an Employee for "cause" (generally, material changes in duties or authority or breaches by the Bank of the contract), that Employee will receive his or her base compensation under the contract (a) for an additional three years if the termination follows a change of control (generally, material changes in the owners of shares of the Bank or the Corporation or in the composition of its Board of Directors), or (b) for the remaining term of the contract, if the termination does not follow a change of control. In addition, during such period, the Employee will continue to participate in the Bank's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employee will have the right to cause the Bank to purchase any stock options he or she holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. If the payments provided for in the employment agreement together with any other payments made to an Employee by the Bank are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. The cash compensation which would be paid under these contracts to the three Named Executive Officers if the contracts were terminated as of the date hereof after a change of control for other than cause by the Bank or for cause by the Employees, would be the following:


      Named Executive Officer         Cash Compensation
      -----------------------         -----------------
         John K. Keach, Jr.              $1,041,651
         Lawrence E. Welker                 492,000
         S. Elaine Pollert                  492,000
         Charles R. Farber                  543,375

     The employment contracts provide the Bank protection of its confidential business information should any of them voluntarily terminate his or her employment without cause or be terminated by the Bank for cause.

     The existence of these contracts may make a merger, other business combination or change of control of the Bank more difficult or less likely. This is because, unless the Employees are allowed to maintain their positions and authority with the Bank, they will be entitled to payments which in the aggregate may be deemed to be substantial. However, the employment contracts provide security to the Employees, and the Board of Directors believes that the contracts will encourage their objective evaluation of opportunities for mergers, other business combinations or other transactions involving a change of control of the Corporation or the Bank since they will be in a position to evaluate such transactions without significant concerns about the manner in which such transactions will affect their financial security.


     Compensation of Directors

     Monthly Fee. Directors of the Corporation are not currently paid director's fees. Each director of the Bank receives $650 per regular meeting attended, $225 per committee meeting attended, $325 per special meeting attended, and a $3,300 quarterly retainer. If a director misses more than three consecutive meetings, he is removed from the Board.

     Stock Options to Outside Directors. On October 22, 2002, the Corporation's outside directors other than Mr. Pence and Mr. Miller received automatically under the 1995 Option Plan a non-qualified stock option to purchase 1,431 shares of the Corporation's Common Stock for $21.785 per share. On July 23, 2002, Mr. Miller received a stock option for 13,500 shares of the Corporation's Common Stock for $22.89 per share.

     The options are exercisable in whole or in part at any time from and after six months following their grant until ten years and one day following their grant, except that such options will terminate, if not previously exercised, six months after the optionholders cease to be directors of the Corporation for any reason other than death. If the optionholder dies while a director of the Corporation or within six months after he ceases to be a director, the option may be exercised by his executor, administrator or estate beneficiaries within one year following the date of his death but not later than the last day of the option term.

     The options are nontransferable other than by will or the laws of descent and distribution and must be exercised by delivering a cash payment equal to the exercise price to the Corporation.

     Deferred Compensation for Outside Directors. The Bank entered into deferred compensation agreements with the outside directors other than Messrs. Pence and Miller. Under these agreements, each outside director deferred all or part of his monthly fee during a period of five years from June, 1992, to May, 1997, and will subsequently receive deferred compensation after he reaches his normal retirement date (as outlined below) or upon his death. The annual deferred compensation benefits payable to the directors participating in this plan and Lewis Essex who retired from the Board in February, 2002, are as follows:


                                                   Amount of Annual
           Name of Individual                    Deferred Compensation
           ------------------                    ---------------------
           David W. Laitinen, MD                        $91,231
           Harold Force                                 $79,757
           John T. Beatty                               $65,239
           Harvard W. Nolting, Jr.                      $32,357
           Lewis W. Essex                               $28,320


     The normal retirement date for Messrs. Beatty, Force and Dr. Laitinen is the first day of the month following the date on which they reach 60, and for Mr. Nolting is the first day of the month following the date on which he reaches
65. The deferred compensation is payable to Messrs. Beatty, Force, Nolting and Dr. Laitinen for a period of 15 years and is payable to Mr. Essex for a period of 10 years.


     Directors Emeritus Benefits

     In consideration of a director serving as Director Emeritus, any Director Emeritus is paid an amount equal to 3/4 of the monthly fee paid to directors at the time of his retirement from the Board.


     Pension Plan

     The Bank's employees are included in a pension plan administered by Pentegra Group. Separate actuarial valuations are not made for individual members of the plan. The Bank's employees are eligible to participate in the plan once they have completed one year of service for the Bank and have attained the age of 21 years.

     The plan provides for monthly retirement benefits determined on the basis of the employee's years of service and the employee's average base salary for the five consecutive years of his or her employment producing the highest average. Early retirement, disability, and death benefits are also payable under the plan, depending upon the participant's age and years of service. During the six months ended December 31, 2002, the Bank contributed $163,026 to the pension plan.

     The following table indicates the annual retirement benefit that would be payable under the plan upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service.


Highest Five-Year                  Years of Benefit Service
 Average Annual    -------------------------------------------------------
  Compensation       10          20          30          40          50
-----------------  -------    --------    --------    --------    --------
    $140,000       $26,900    $ 53,800    $ 80,700    $108,200    $136,200
    $180,000       $34,900    $ 69,800    $104,700    $140,200    $176,200
    $220,000       $42,900    $ 85,800    $128,700    $172,200    $216,200
    $260,000       $50,900    $101,800    $152,700    $204,200    $256,200
    $300,000       $58,900    $117,800    $176,700    $236,200    $296,200
    $340,000       $66,900    $133,800    $200,700    $268,200    $336,200
    $380,000       $74,900    $149,800    $224,700    $300,200    $376,200

     Benefits are currently subject to maximum Code limitations of $160,000 per year. The years of service credited under the pension plan as of December 31, 2002, to the Named Executive Officers are as follows:

         Name of Executive Officer        Years of Service
         -------------------------        ----------------
           John K. Keach, Jr.                    28
           Gerald L. Armstrong                    9
           Lawrence E. Welker                    23
           S. Elaine Pollert                     16
           Charles R. Farber                      0

     The compensation covered by the pension plan for purposes of computing their benefits is the equivalent of the compensation set forth in the salary column in the chart on page 8.

     Excess Benefit Plan

     On April 1, 2001, the Bank entered into an excess benefit plan agreement with John K. Keach, Jr. Under this agreement, Mr. Keach is provided retirement benefits equal to the annual benefits he would have received under the Bank's pension plan had he received full credit for his annual salary and if the pension plan did not have to make certain reductions in benefits required under ss. 415 and ss. 401 of the Internal Revenue Code of 1986, as amended, less the annual benefits he is entitled to under the pension plan. The benefits are to be paid on an annual basis for the life of Mr. Keach. The projected annual benefit payable to Mr. Keach under this agreement is about $90,000. Death benefits are also provided in the agreement.

     The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance which is expected to provide the Bank with the funds necessary to provide the benefits described above.


     Supplemental Retirement Income and Deferred Compensation Program

     The Bank has entered into either supplemental retirement agreements or deferred compensation agreements with its executive officers and with eight other current or former employees deemed by the management of the Bank to be key employees. These agreements provide each of the executive officers of the Bank with supplemental retirement benefits after the employee terminates his employment for any reason, unless such termination is for cause; provided that in no event will such retirement benefits commence before the employee has reached age 50.

     The annual benefits for the Named Executive Officers are equal to the amounts specified below:

                  John K. Keach, Jr.                 $82,664
                  Gerald L. Armstrong                $67,343
                  Lawrence E. Welker                 $58,649
                  S. Elaine Pollert                  $44,664
                  Charles R. Farber                  $50,000

     The annual benefits are payable to those persons for a period of 15 years. The agreements also provide for death and burial benefits.

     The benefits are paid from the general assets of the Bank. The Bank has secured key person life insurance in order to provide the Bank with the funds necessary to provide the benefits described above. Under the supplemental retirement agreements, if an executive officer or employee is terminated for cause, all benefits under his or her agreement are forfeited.


     Performance Graph

     The following graph shows the performance of the Corporation's Common Stock for the period beginning June 30, 1998, and ending December 31, 2002, in comparison to the NASDAQ Stock Market - U.S. Index and the NASDAQ Bank Index.

            COMPARISON OF FIVE FISCAL YEAR CUMULATIVE TOTAL RETURN*
        AMONG HOME FEDERAL BANCORP, THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE NASDAQ BANK INDEX


[GRAPH OMITTED]

                                            Period Ending
--------------------------------------------------------------------------------
Index                 06/30/98  06/30/99  06/30/00  06/30/01  06/30/02  12/31/02
--------------------------------------------------------------------------------
Home Federal Bancorp    100.00     95.58     57.08     76.60     84.90     89.92
NASDAQ - Total US*      100.00    143.67    212.43    115.14     78.44     71.79
NASDAQ Bank Index*      100.00     98.77     80.99    112.35    125.93    116.38

*    $100 INVESTED ON 6/30/98 IN STOCK OR INDEX -
     INCLUDING REINVESTMENT OF DIVIDENDS.


     Transactions With Certain Related Persons

     The Bank has followed the policy of offering to its directors, officers and employees and their associates, real estate mortgage loans for the financing of their principal residences; consumer loans; and, in certain cases, commercial loans. These loans are made in the ordinary course of business on substantially the same terms and collateral as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.


     Compensation Committee Interlocks and Insider Participation

     The members of the Corporation's Compensation Committee are Messrs. Nolting, Jr. (Chairman), Miller and Dr. Laitinen. All of the outside directors of the Corporation are members of the Stock Option Committee.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires that the Corporation's officers and directors and persons who own more than 10% of the Corporation's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% Shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that during the six months ended December 31, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were complied with.


                                   ACCOUNTANTS

     The firm of Deloitte & Touche LLP has been selected as the Corporation's principal independent accountant for the current fiscal year. Deloitte & Touche LLP has served as auditors for the Corporation since 1984. It is expected that representatives of the firm will be present at the Annual Meeting to make any statements they desire to make and to answer questions directed to them.


Accountant's Fees

     Audit Services. The aggregate fees billed by Deloitte & Touche LLP for audit services relating to the audit of the 2002 Audited Financial Statements and for reviews of the Corporation's financial statements included in its Forms 10-Q for the six months ended December 31, 2002, were $134,200.

     Financial Information System Design and Implementation Fees. Deloitte & Touche LLP did not provide the Corporation information technology assessment services during the six months ended December 31, 2002.

     All Other Fees. Deloitte & Touche LLP billed the Corporation $39,195 for services other than those described above rendered during the six months ended 2002.

     Independence of Audit Committee Members. The Corporation's Audit Committee is comprised of Messrs. Beatty, Miller, Force, Nolting, Jr., Pence and Dr. Laitinen. Each of these members meets the current requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.


                              SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder wishes to have presented at the next Annual Meeting to be held in April 2004, and included in the Proxy Statement and form of proxy relating to that meeting must be received by the Corporation at its principal executive offices no later than 120 days in advance of March 24, 2004. Any such proposals should be sent to the attention of the Secretary of the Corporation, 222 West Second Street, P.O. Box 648, Seymour, Indiana 47274-0648.

     A  Shareholder  proposal  being  submitted for  presentation  at the Annual
Meeting but not for inclusion in the Corporation's proxy statement and form of proxy will normally be considered untimely if it is received by the Corporation later than 60 days in advance of March 24, 2004. If, however, less than 70 days notice or prior public disclosure of the date of the next annual meeting is given or made to Shareholders (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), such proposal shall be considered untimely if it is received by the Corporation later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. If the Corporation receives notice of such proposal after such time, each proxy that the Corporation receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in the Corporation's proxy statement for the next Annual Meeting.


                                     GENERAL

     The Board of Directors knows of no matters which are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the proxies will be voted, with respect to them, in accordance with the recommendations of the Board of Directors.

     The cost of soliciting proxies in the accompanying form will be borne by the Corporation. In addition to solicitations by mail, some of the officers and regular employees of the Corporation, who will receive no special compensation therefor, may solicit proxies by telephone, telegraph or personal visits, and the cost of such additional solicitation, if any, will be borne by the Corporation.

     Each Shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed return envelope.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Corporation, the Corporation relies upon information furnished by others for the accuracy and completeness thereof.

                                            By Order of the Board of Directors


                                            /s/ John K. Keach, Jr.
                                            John K. Keach, Jr.
                                            Chairman of the Board, President and
                                            Chief Executive Officer


March 24, 2003

REVOCABLE PROXY                                                  REVOCABLE PROXY

                              HOME FEDERAL BANCORP

                         Annual Meeting of Shareholders
                                 April 22, 2003

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gerald L. Armstrong and Lawrence E. Welker, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of Home Federal Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Hampton Inn, Seymour, Indiana, on Tuesday, April 22, 2003, at 3:00 P.M., and at any and all adjournments thereof, as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------
                              HOME FEDERAL BANCORP
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


1. The election as directors of all nominees listed below for three-year terms:

     Nominees:    Harvard W. Nolting, Jr.
                  John M. Miller

        For     Withhold        For All
        All     All             (Except Nominees(s) written below)
        [  ]    [  ]            [  ]____________________________________________

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

The Board of Directors recommends a vote "FOR" each of the listed propositions.

This  proxy  may be  revoked  at any  time  prior  to the  voting  thereof.

The undersigned acknowledges receipt from Home Federal, prior to the execution of this proxy, of a notice of the Meeting, a proxy statement and an Annual Report to shareholders.

                                   Date___________________________________, 2003

                    Signature(s)________________________________________________

                    ____________________________________________________________

                    Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT.

                PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.